Exhibit 5.0

                  Noel E. Guardi, Attorney
                   8119 West Eastman Place
                         Suite 6-104
                  Lakewood, Colorado 80227

Tel: 303-969-8886
Fax: 303-969-8887
Email: Guardi@1CABONET.Com

Conectisys Corp.
7260 Spigno Place
Agua Dulce, California 91350
To the Board of Directors:

     I have been engaged as counsel for Conectisys Corp., a Colorado corporation (the "Company") in connection with a proposed offering under the Securities Act of 1933, as amended (the "Act") of one million (1,000,000) shares of its Common Stock, no par value (the "Shares"), to Chalet Capital Corporation, a Colorado corporation ("Chalet"), pursuant to that certain Investment Banking Agreement between the Company and Chalet dated February 21, 1996 (the "Agreement") and a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission").

     In connection with rendering the opinion as set forth below, I have reviewed and examined the following:
     1. the Articles of Incorporation of the Company, as amended;

     2.   the Bylaws of the Company;

     3. Consent to Action in Lieu of Meeting of the Directors of the Company dated November 8, 1996;

     4.   the Agreement;

     5.   the opinion letter to the Company of Fay M.
Matsukage, dated November 7, 1996 that the Company may register the securities issuable to Chalet pursuant to a registration statement on Form S-8;

     6. The Registration Statement and exhibits thereto as filed with the Commission on or about this date; and,such other documents and legal authorities as I deemed necessary for purposes of rendering this opinion.

Conectisys Corp.
November 8, 1996
Page 2
     In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies. I have further assumed that Chalet will have completed the required consulting service and/or provided consideration required under the terms of the Agreement acceptable to the Board of Directors and that any Shares to be issued pursuant to the subject agreement will have been registered in accordance with the Act prior to the issuance of such Shares or exempt from registration.

     Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company's Common Stock, no par value. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares pursuant to the subject Agreement, if any, pertaining to services to be performed in the future (such transactions are required to be included in either new registration statements or a post-effective amendments to the registration statement including updated opinions concerning the validity of issuance of such shares).

     This opinion is limited to Colorado law. I express no opinion with respect to the laws of any other jurisdiction. I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not be used, circulated, quoted or otherwise referred, in whole or in part, to for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matters which come to my attention hereafter.

                                        Very truly  yours,

                                    /s/ Noel E. Guardi
                                        Noel E.Guardi,Esq.